Exhibit 23.1
CONSENT OF INDEPENDENT AUDITOR

We consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-197876) and Form S-8 (No. 333-171698) of CTPartners Executive Search Inc. of our report dated September 11, 2014, relating to our audit of the financial statements of Park Brown International Pty Ltd as of and for the year ended June 30, 2014, included in this Current Report on Form 8-K/A.

/s/ McGladrey LLP
Cleveland, Ohio
September 15, 2014